EXHIBIT 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Natrol, Inc., and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.

EXECUTED as a sealed instrument this 19th day of June, 2006.

BDL INVESTMENT TRUST

By: Praxis Trustees LTD, its trustee

By:	/s/ Steve Cliff
Steve Cliff
Director

PRAXIS TRUSTEES LTD

By:	/s/ David M. Piesing
David M. Piesing
Director

/s/ Wayne Bos
Wayne Bos